Exhibit 4.3

FORM OF

TAG ALONG AGREEMENT

[● 2023]

between

J&F INVESTMENTS LUXEMBOURG S.À R.L.

and

JBS B.V.

(to be converted and renamed into JBS N.V.)

THIS TAG ALONG AGREEMENT (Agreement) is dated [● 2023] and made between:

(1)

J&F Investments Luxembourg S.à r.l., a limited liability company (société à responsabilité limitée) under the laws of Luxembourg, having its official seat in Luxembourg, Grand-Duchy of Luxembourg, and with address at 8-10 Avenue de la Gare, 1610 Luxembourg, Grand-Duchy of Luxembourg, registered with the Luxembourg trade register under number B276177 (LuxCo); and

(2)

JBS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands, and with address at Stroombaan 16, 5th floor, 1181 VX Amstelveen, the Netherlands, registered with the Dutch trade register under number 76063305 (Company).

LuxCo and the Company are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

BACKGROUND:

(A)

Reference is made to the registration statement on Form F-4 (File No: 333-273211) (excluding any documents incorporated by reference therein or any exhibits thereto), initially filed with the SEC on 12 July 2023, relating to the Class A Common Shares and Class B Common Shares (Registration Statement).

(B)	The Parties envisage that as a result of the Restructuring and the Proposed Transaction, inter alia:

(i)	LuxCo shall hold more than 50% (fifty per cent) of the voting power at the General Meeting;

(ii)	the Company shall indirectly hold all issued and outstanding shares in the capital of JBS S.A.;

(iii)

the Company shall be converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law into a public limited liability company (naamloze vennootschap) under Dutch law and be renamed to JBS N.V.; and

(iv)	the Class A Common Shares shall be be admitted to listing and trading on the New York Stock Exchange (NYSE Listing).

(C)	The Parties now wish to conclude this Agreement in order to establish certain arrangements between them.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Capitalised words and expressions used in this Agreement have the meaning set out below, unless the context requires otherwise:

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Acting in concert or concert parties

means Persons collaborating on the basis of an agreement with the purpose to acquire Control, and, for the purposes of this definition, the following Persons are in any event deemed (geacht) to be acting in concert:

(a) entities and companies that are part of the same group (being understood as an economic unit in which legal persons and partnerships are organisationally interconnected); and

(b) natural persons, entities and companies and their subsidiaries or other Affiliates,

provided that entities or companies owned by a sovereign body will not be considered to be acting in concert or concert parties merely by virtue of the fact of common ownership by a sovereign body to the extent such entities or companies are not actively collaborating or sharing any information to coordinate the exercise of voting rights in relation to the Company generally or with the purpose of acquiring Control;

Affiliate

means with respect to any specified Person (not including individuals), any Person who, directly or indirectly, “controls”, is “controlled by”, or is “under common control” with such Person, which terms mean with respect to any Person (not being an individual):

(a)   the direct or indirect ownership or control of more than 50% (fifty per cent) of the voting power at the general meeting or a similar body, of that Person; or

(b)   the rights or ability to (i) appoint or dismiss or (ii) direct the appointment or dismissal of such number of members of the management board or a similar body of that Person with decisive voting power in such body;

Agreement	has the meaning given in the introduction of this Agreement;

Applicable Law	means, with respect to a Person, any international, national, federal, state, provincial or local law, statute, treaty, constitution, ordinance, code, rule, regulation, judgment, order, injunction, decree, ruling, arbitration award, permit, license or similar requirement enacted, adopted, promulgated, amended or applied by a governmental authority (including arbitral body) that is binding upon or applicable to such Person;

Board Approval	the approval of the Company’s board of directors, including the affirmative vote of at least the majority of the Independent Directors in office;

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Business Day	any day (other than a Saturday, Sunday or a public holiday) on which banks are open for business in New York, New York, United States of America and in the Netherlands;

Class A Common Share	means an ordinary class A share in the Company’s share capital;

Class B Common Share	means an ordinary class B share in the Company’s share capital;

Company	has the meaning given in the introduction of this Agreement;

Control	with respect to the Company, the ability to exercise, directly or indirectly, more than 50% (fifty per cent) of the voting power at the General Meeting;

Conversion Share	means a conversion share in the Company’s share capital;

DCC	means the Dutch Civil Code;

General Meeting	means the general meeting (algemene vergadering) of the Company;

Independent Director	a non-executive director of the Company that is considered to qualify as independent under the New York Stock Exchange rules on director independence and/or within the meaning of the Dutch Corporate Governance Code;

JBS S.A.	JBS S.A., a corporation under the laws of Brazil, registered with the commercial register of São Paulo under number 35300330587;

LuxCo	has the meaning given in the introduction of this Agreement;

NYSE Listing	has the meaning given in Recital (B);

Parties and each a Party	means LuxCo and the Company collectively or, as the case may be, individually;

Person	means an individual, corporation, limited liability company, partnership, association, trust or other entity or organisation, including a governmental authority;

Proposed Transaction	has the meaning given in the Registration Statement;

Registration Statement	has the meaning given in Recital (A);

Restructuring	has the meaning given in the Registration Statement;

SEC	means the U.S. Securities and Exchange Commission;

Share	means a share in the Company’s share capital, unless the contrary is expressed this shall include each Class A Common Share, each Class B Common Share and each Conversion Share;

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Shareholder	a holder of one or more Shares;

Third Party	means any Person that is not a Party to this Agreement;

Third Party Purchaser	means any Third Party purchaser, but excluding any Affiliate of LuxCo; and

Third Party Stipulation	has the meaning given in Clause 2.2.

1.2	Interpretation

1.2.1	In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa, and each gender includes the other genders;

(b)	references to Recitals or Clauses are to recitals or clauses of this Agreement, and references to this Agreement include the Recitals;

(c)	a reference to a person includes any natural person, corporate body, governmental entity or any other entity, whether or not having separate legal personality;

(d)

references to any Dutch legal term or concept shall in any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most closely corresponds to it in that jurisdiction;

(e)

English terms to which another language translation has been added in italics shall be interpreted in accordance with such other language translation, disregarding the English term to which such other language translation relates;

(f)	the word “or” shall be disjunctive but not exclusive; and

(g)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2.2	Headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

2	TAG-ALONG

2.1

In consideration of the Company conducting the Restructuring and the Proposed Transaction, LuxCo undertakes towards the Company that any transfer of the Control by LuxCo to a Third Party Purchaser, acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the Third Party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the Shares, having as object the Shares held by the other Shareholders, at the same terms and conditions as the terms under which LuxCo transfers the Control to the Third Party Purchaser (and its concert parties), so as to ensure such other Shareholders’ equal treatment as compared to LuxCo, subject to the terms and conditions provided for by, and in accordance with, Applicable Law and any applicable listing rules as prescribed by the relevant stock exchange.

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2.2

The undertaking given by LuxCo under this Clause 2 is also for the benefit of all Shareholders from time to time as a revocable third party stipulation for no consideration (herroepelijk derdenbeding om niet) (Third Party Stipulation).

2.3	A Shareholder can accept the Third Party Stipulation by delivering a declaration of acceptance in writing to the Parties in accordance with Clause 3.9, this notwithstanding Clause 2.4.

2.4

Subject to prior Board Approval, LuxCo may at all times (and hence whether or not the Third Party Stipulation has been accepted at such time by one or more Shareholders) revoke the Third Party Stipulation by delivering a declaration of revocation in writing to the Company in accordance with Clause 3.9 (Revocation).

3	MISCELLANEOUS

3.1	Further assurances

Each Party shall act in accordance with the provisions of this Agreement and shall at its own cost and expense, execute such documents and do such things, or procure (as far as it is reasonably able) that another person executes such documents and does such things, as any other Party may from time to time reasonably require in order to give full effect to, and to give each Party the full benefit of, this Agreement.

3.2	Duration and termination of this Agreement

3.2.1

Subject to Clause 3.2.2, this Agreement shall terminate immediately and be of no force and effect upon the earliest to occur of (a) mutual agreement of all Parties in writing to that effect or (b) following the NYSE Listing, the Class A Common Shares no longer being listed and trading on the New York Stock Exchange.

3.2.2

Termination of this Agreement shall not affect the accrued rights and obligations of the Parties at that time, nor the continued validity of the provisions of Clause 1 (Definitions and interpretation) and Clause 3 (Miscellaneous).

3.3	Assignment

3.3.1

Except as otherwise provided in this Agreement, the rights and obligations of a Party under this Agreement cannot be transferred (whether directly or indirectly), assigned or encumbered in accordance with Section 3:83 (2) of the DCC, without the prior written consent of the other Parties, such consent not to be unreasonably withheld, delayed or made conditional.

3.3.2	Any purported assignment, transfer or encumbrance in breach of Clause 3.3.1 shall be null and void.

3.4	Entire agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement on the date of this Agreement to the exclusion of any previous agreements or arrangements.

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3.5	Right to rescind

Except as otherwise provided in this Agreement, each Party excludes or irrevocably waives its right to rescind (ontbinden), suspend (opschorten), nullify (vernietigen), amend (wijzigen) or cancel or otherwise terminate (opzeggen) this Agreement in whole or in part and each Party hereby excludes or irrevocably waives its rights arising out of Title 1 of Book 7 DCC.

3.6	Waiver or amendment

No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by each of the Parties. Except as expressly set forth herein, in no event shall any failure or forbearance on the part of any Party to enforce or pursue any of its rights or remedies under this Agreement, or any failure to insist upon any other Party’s full performance of its obligations under this Agreement, be construed or interpreted as a complete or partial waiver or relinquishment of that or any other right, remedy or obligation in that or any other instance; rather, all rights, remedies and obligations under this Agreement shall continue in full force and effect.

3.7	Third party rights

This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to or implicitly confers upon any other Person any right, benefit or remedy of any nature whatsoever, except (i) for the Third Party Stipulation, and (ii) to the extent explicitly stated in this Agreement. In the event that any third party stipulation (such including the Third Party Stipulation) contained in this Agreement is accepted by any Third Party, such Third Party will not become a party to this Agreement.

3.8	Severability

If any provision of this Agreement is held by any competent court, competent arbitral body or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the effective provisions will continue to be valid. The Parties will then use all reasonable endeavours to replace the invalid or unenforceable provision(s) with a valid and enforceable substitute provision(s) the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision(s).

3.9	Communication

3.9.1

Any communication to be made under or in connection with this Agreement, including any notice or declaration to be given to a Party or to the Parties, shall be in writing and in English, and except as otherwise provided in this Agreement, may be by letter or email.

3.9.2

The (email) address and the company, department or officer, if any, for whose attention the communication is to be made of each Party for purposes of any communication under or in connection with this Agreement is that identified in this Clause 3.9.2 or any substitute (email) address or company, department or officer as a Party may notify the other Parties by not less than 7 (seven) days’ notice.

LuxCo

Address: 8-10 Avenue de la Gare, 1610 Luxembourg, Grand-Duchy of Luxembourg

Attention:

Tel:

Email:

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Company

Address: Stroombaan 16, 5th floor, 1181 VX Amstelveen, the Netherlands

Attention:

Tel:

Email:

3.9.3	Any notice or declaration shall be delivered by hand or courier, or sent by registered post or email, and shall be deemed to have been received, subject to Clause 3.9.4:

(i)	in the case of delivery by hand or courier service, on the date and time of delivery;

(ii)	in the case of registered post, on the 3rd (third) Business Day following the date of posting; and

(iii)	in the case of email, on the date and time of receipt by the email server of the addressee.

3.9.4

Any notice or declaration not received on a Business Day or received after 17:00 on any Business Day in the place of receipt shall be deemed to be received at the start of the following Business Day in the place of receipt.

3.10	Governing law and jurisdiction

3.10.1

This Agreement (including the provisions of this Clause 3.10) and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of the Netherlands.

3.10.2

Except as expressly otherwise provided in this Agreement, any disputes arising out of or in connection with this Agreement, including regarding the existence or validity of this Agreement, including this Clause 3.10.2, and any non-contractual obligations arising out of or in connection with this Agreement, are subject to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Dutch Supreme Court.

3.10.3	Nothing prevents a Party from requesting interim or protective measures from the relevant courts.

3.11	Counterparts

This Agreement may be signed in counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SIGNATURE PAGE Signed for and on behalf of J&F Investments Luxembourg S.à r.l., by,

Name: Title:	Name: Title:

Signed for and on behalf of JBS B.V., by,

Name: Title:	Name: Title:

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